Exhibit 99.1

Amesite Announces Contract for City University of New York in Professional Upskilling

DETROIT, March 11, 2022 /PRNewswire/ -- Amesite Inc., (NASDAQ: AMST), an artificial intelligence software company providing advanced A.I. powered online learning ecosystems for business and higher education, announced today it is launching a program with the City University of New York (CUNY) to develop and implement professional learning on a CUNY branded learning portal.

"We are thrilled to provision CUNY with a branded platform to support their critical mission," said Dr. Ann Marie Sastry, Founder & CEO of Amesite Inc. "As the largest urban public university in the U.S., CUNY is a global gem, providing learning to over 500,000 learners every year. It is our strong intention to help them scale their professional offerings – they are exactly the kind of partner that we seek, to grow revenue and impact for the university and for Amesite."

About Amesite Inc.

Amesite is an ed-tech, SaaS company with the most advanced artificial intelligence driven online learning platform in the industry, providing both content creation and a best-in-class infrastructure for the multi-billion-dollar online learning markets in business and education. For more information, visit https://amesite.com.

About The City University of New York

The City University of New York is the nation's largest urban public university, a transformative engine of social mobility that is a critical component of the lifeblood of New York City. Founded in 1847 as the nation's first free public institution of higher education, CUNY today has seven community colleges, 11 senior colleges and seven graduate or professional institutions spread across New York City's five boroughs, serving 500,000 students of all ages and awarding 55,000 degrees each year. CUNY's mix of quality and affordability propels almost six times as many low-income students into the middle class and beyond as all the Ivy League colleges combined. More than 80 percent of the University's graduates stay in New York, contributing to all aspects of the city's economic, civic and cultural life and diversifying the city's workforce in every sector. CUNY's graduates and faculty have received many prestigious honors, including 13 Nobel Prizes and 26 MacArthur "Genius" Grants. The University's historic mission continues to this day: provide a first-rate public education to all students, regardless of means or background.

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) concerning the Company, the Company's planned online machine learning platform, the Company's business plans, any future commercialization of the Company's online learning solutions, potential customers, business objectives and other matters. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as "may," "will," "should," "would," "expect," "plan," "believe," "intend," "look forward," and other similar expressions among others. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement. Risks facing the Company and its planned platform are set forth in the Company's filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
CORE IR
info@amesite.com
516-222-2560

Media Contact:
Jules Abraham
Julesa@COREIR.com

SOURCE Amesite